To our shareholders Business Integration with The Mie Bank, Ltd. The Daisan Bank, Ltd. Contents Background of the business integration ・・・ P 1 Corporate philosophy and purpose of the new group・・・ P 2 Overview of the business integration・・・ P 3 Overview of the holding company・・・ P 4 Overview of the business strategy ・・・ P 6 Expansion of the operational base ・・・ P 7 Strengthening of the financial brokerage function・・・ P 8 Enhancement of the management efficiency・・・ P 9 Efforts toward the revitalization of the region・・・ P 10 Overview of measures to achieve synergy ・・・ P 11 (Reference information) Overview of the Banks ・・・ P 12 Q&A regarding the business integration・・・ P 13 Code Number 8529 Supplemental document for Extraordinary Shareholders’ Meeting and Class Shareholders Meeting by Ordinary Share Holders Exhibit 7

1. Background of the business integration Changes in the financial environment Increase of the impact on regional economies caused by social structural issues such as the decrease in population and the progression of the ageing society New competition arising in the financial services industry due to players from other industries entering into the financial services industry through technological innovation, such as Fintech Competition among financial institutions intensifying due to changes in the financial environment such as the decline in the market interest rate We will integrate our business in order to adapt to a drastically changing business environment, contribute to clients and the region, and establish a firm management base. Common management issues for the Banks Establishing a firm management base which enables the Banks to further realize their presence in Mie, Aichi, and the neighboring areas, in order to continue to contribute to the development and growth of the regional economy as regional financial institutions Action to achieve a developmental solution Interactive utilization of management resources and know-how of the Banks, and establishing a new business model for the future.

2. Corporate philosophy and purpose of the new group San ju San Financial Group, Inc. “San ju San” means that by adding (＋) the respective strengths of Mie Bank and Daisan Bank, we wish to develop with the region and contribute to the creation of a vibrant future. Contributing to creating a vibrant future as a financial group which is favorable for clients and grows along with the region. Corporate philosophy In accordance with following basic policy, in order to achieve economic revitalization in Mie, Aichi, and the neighboring areas, the Banks will strengthen the relationship with the region and aim to become a financial group which is favorable for clients and grows along with its clients and the region through synergies from the business integration. Purpose of business integration As regional financial institutions with their head offices in Mie, the Banks will establish a new business model which adapts to changes in the business environment and enhances their competitive edge in the markets of Mie, Aichi, and the neighboring areas. Through strengthening the cooperation between the Banks, they will realize their sophisticated financial services and financial brokerage functions for small and medium sized companies and individual clients, and will thereby contribute to the revitalization of the region. The Banks will tackle the growth strategy with a sense of unity by increasing the opportunities for bank employees to play an active part in the business, thereby increasing the bank employees’ motivation and establishing a new corporate culture where all executives and employees respect each other and work in harmony. By maximizing the strength and characteristics of the Banks and thorough streamlining and strengthening of efficiency, the Banks will maximize the synergies from the business integration. Basic policy “Wish” contained in the company name

Mie Bank 3. Overview of the business integration By way of joint share transfers which will result in the Banks becoming wholly-owned subsidiaries and the Joint Holding Company becoming a fully-owning parent company which will be newly incorporated. 1 ordinary share of the Joint Holding Company will be allotted per 1 ordinary share of Mie Bank and 0.7 ordinary shares of the Joint Holding Company will be allotted per 1 ordinary share of Daisan Bank. 0.7 Series 1 preference share of the Joint Holding Company will be allotted per 1 Series A preference share of Daisan Bank. Friday, September 15, 2017 Execution of Business Integration Agreement and preparation of the share transfer plan Saturday, September 30, 2017 Record date in relation to extraordinary shareholders’ meeting of the Banks Friday, December 15, 2017 Extraordinary shareholders’ meeting of the Banks to approve the share transfer plan Monday, April 2, 2018 (Planned) Incorporation of Joint Holding Company (Effective Date) and date of listing of shares of Joint Holding Company 100% 100 % San ju San Financial Group, Inc. Business integration Method of Share Transfer Share Transfer Ratio Future Schedule Incorporation of Joint Holding Company Daisan Bank Mie Bank Daisan Bank

4. Overview of the holding company Address of head office （Registered address） 510 Kyomachi Matusaka, Mie Address of headquarters （headquarters function） 7-8 Nishishinchi, Yokkaichi, Mie Representative (planned) Representative Director and Chairman Hiroshi Iwama (Current Director, President and Executive Officer of Daisan Bank) Representative Director and President Mitsunori Watanabe (Current Director and President of Mie Bank) Director Kenzo Tanikawa (Current Director and Chairman of Daisan Bank) Director Junji Tanehashi (Current Director and Chairman of Mie Bank ) Director Atsushi Iguchi (Current Managing Director and Executive Officer of Daisan Bank) Director Takashi Yamamoto (Current Director and Senior Managing Officer of Mie Bank) Director Takahiro Fujita (Current Managing Director and Executive Officer of Daisan Bank) Director Hiroki Horiuchi (Current Managing Officer and General Manager of General Planning & Co-ordination Department of Mie Bank ) Director (Audit and Supervisory Committee Member) Yasutaka Sakamoto (Current Director and General Manager Audit Department of Daisan Bank) Director (Audit and Supervisory Committee Member) Nobuyoshi Fujiwara (Current Outside Director of Mie Bank) Director (Audit and Supervisory Committee Member) Akihiko Noro (Current Outside Director, Audit and Supervisory Committee Member of Daisan Bank) Director (Audit and Supervisory Committee Member) Tsuneaki Furukawa (Current Outside Corporate Auditor of Mie Bank) (Note) Director (Audit and Supervisory Committee Member) Nobuyoshi Fujiwara, Akihiko Noro and Tsuneaki Furukawa are Outside Directors as defined under Article 2(xv) of the Companies Act. Capital JPY 10 billion Date of Incorporation April 2, 2018 Financial Year End March 31 Listing Stock Exchange Tokyo Stock Exchange, Nagoya Stock Exchange By setting up the audit and supervisory committee in the Joint Holding Company, the Joint Holding Company will aim to strengthen the audit and supervision functions, and improve the systems of corporate governance and business valuation. Overview

Shareholder Meeting Board of Directors Management Committee ALM・Risk Management Committee Compliance Committee Corporate Planning Department Risk Management Department Compliance Management Department Personnel and Administration　Department Business Management Department Audit Department Nominating Committee Compensation Committee Audit Committee Organization chart (planned) Mie Bank Daisan Bank

5. Overview of the business strategy The new financial group will aim to contribute to the revitalization of the region and be favorable for local clients through the “3 plus 3” synergy created by mutual utilization of the “3” respective strengths of the Banks. Detailed network of branches with a focus on northern Mie Solution sales capabilities accumulated through business with large and medium-sized corporations Knowhow of efficiency in administrative work achieved through centralization of work, etc. 　Strengths of Mie Bank Network of branches which spans across the wide neighbouring region, with a focus on central and southern Mie Strong relationship with mid-level, small and medium-sized companies and sole proprietorships Knowhow regarding efficiency in sales activities achieved through local area sales structure 　Strengths of Daisan Bank We will contribute to a vibrant future by creating a virtuous cycle developing the regional society, regional economy and the new group together. (1) Expansion of the operational base (2) Strengthening of the financial brokerage function (3) Enhancement of management efficiency Expansion of strong operational base covering Mie, Aichi and the neighboring and wide areas Provision of comprehensive financial services by solution sales capabilities that utilize these strong relationships Synergy of the new group Improvement of profitability and enterprise value by enhancing and optimizing management efficiency through interactive utilization of knowhow

5-i. Expansion of the operational base By integrating the Banks, we will build a network of branches covering Mie, Aichi and the neighboring and wide areas, and improve convenience for our clients and support for their core businesses. （Note）The number of branches as of the end of August, 2017 ● ：三重銀行 ◆ ：第三銀行 Number of branches Mie Aichi Osaka Waka yama Nara Gifu Tokyo Total Hokusei Chusei Nansei Iga Higashi Kishu Nagoya Outside of Nagoya Mie Bank 57 43 6 3 5 - 16 8 8 1 - - - 1 75 Daisan Bank 64 22 21 11 4 6 18 16 2 6 5 2 2 1 98 Total 121 65 27 14 9 6 34 24 10 7 5 2 2 2 173 Detailed network of branches of the Banks highly complement each other and cover detailedly Mie and Aichi Prefectures Detailed network of branches with a focus on northern Mie Network of branches which spans across the wide neighbouring region, with a focus on central and southern Mie Daisan Bank Mie Bank 入力お願い Daisan Bank Gifu (2 branches) Mie Bank Aichi (34 branches) Mie (121 branches) Osaka (7 branches) Nara (2 branches) Wakayama (5 branches) Tokyo (2 branches)

5-ii. Strengthening of the financial brokerage function Regeneration/Transition period Growt/Maturation period Startup period Strength of Mie Bank Strength of Daisan Bank Client's wish Wish to launch new business Support for realizing a sixth sector company in cooperation with Mie Support for building new business through business plan contest Evaluation of business potential by person with business assessment capabilities Use of agricultural corporations and business growth support fund Support for achievement of client’s business idea by gathering professional know-how on building business and smooth financing capabilities Wish to expand business Business matching which connects major companies with local business partners Provision of various financing methods, such as structured finance Wide network of branches and business partners across 7 prefectures. Loan which does not depend on security and warranty, such as covenants and ABL beyond necessity Active promotion of business matching which mutually utilizing the network of business partners, and provision of various financing methods Wish to improve business performance Wish to plan for business succession Provision of solutions for business succession Hands-on support for improvement of the business cooperated by clients, headquarter and branches. Provide tailored proposals for business succession solutions and business turnaround which contribute to improve business performance and maintain employment for clients. Efforts of the new group We will provide careful support for clients’ needs depending on the different stages of their lives through comprehensive financial services that utilize the Banks’ strengths in order to support our clients’ business expansion. Strengthen the support for main business and creation of common values

5-iii. Enhancement of the management efficiency

We will create management resources by enhancing and optimizing management efficiency and will aim to improve profitability and enterprise value through strategically investing and reallocating such management resources in or to growth areas.

Creation of management resources → Investment in growth areas → Improvement of enterprise value

Creation of management resources

Consolidation and optimization of the functions of the headquarters

- Consolidation and rationalization of duplicated function of the headquarters and affiliated companies.
- Optimization of personnel distribution.

Optimization of branch management and business activities

- Optimization of service channels, such as branches, ATMs, etc.
- Optimization of business activities by effective assignment of external personnel within area.

Centralization and integration of the office work and the system

- Improvement of work efficiency by centralizing such as the loan processing conducted by sales branch into the headquarters.
- Promotion of system integration and strategic system investment

Investment in growth areas

Provision of new products and services

Provision of the most appropriate channels which use FinTech, etc.

・Strengthening the support for smartphone usage

・Expansion of internet function

Personnel training

Training professional personnel who can provide consulting and solutions according to various needs.

Improvement of enterprise value

Clients

- Improving convenience through expanding service channels
- Provision of attractive products and services

Regional society

- Increase in employment and development of local industries
- Active participation in the local community

Shareholders

- Achievement of continuous development of the group
- Continuing stable dividends

Employees

- Expansion of opportunities where various personnel can play an active part.
- Upskilling through interactive utilization of know-how and personnel exchange

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6. Efforts toward the revitalization of the region We will create a virtuous cycle developing the regional society, regional economy and the new group together, and contribute to creating a vibrant future. Increased attraction of the regional society Attracting visitors from inside and outside the country through tourism resources Popularizing local products outside the area Revitalization of the region with the support of local NPOs Development of the regional economy Support for cultivation of the next generation managers, and creation of innovative business services Support for starting up/new businesses by using agricultural corporations and the business growth support fund Holding business meetings beyond the economic zone and promoting business matching Growth of the new group Creating common values by contributing to clients and the region Building up social trust by operating in a highly transparent manner Creating opportunities where various personnel can play an active part and the corporate culture supports new challenges. Increased attraction of the regional society Growth of the new group Development of the regional economy

7. Overview of measures to achieve synergy Through the following synergy measures, we will contribute to the clients and the region, and aim to become a financial group which is loved and trusted by local people. Type of Synergy Main Measures (1) Expansion of the operational base (2) Strengthening of the financial brokerage function (3) Enhancement of the management efficiency Interactive utilization of the network of branches (173 branches, 23 loan plazas, 211 ATMs located outside of premises, etc.) Enhancement of lineup of cross-selling and joint developed products Sharing know-how regarding financing (lending with covenants, project finance, LBO, etc.) Sharing know-how regarding international business (effective use of the international business network) Strengthening efforts for business matching, business succession and M&A Promotion of restructuring within the group, including merger of subsidiary bank under the holding company Commoditizing and standardizing the office work, etc. which is centralized in the headquarters (streamlining the function of the headquarters) Promotion of consolidation of core systems and sub-systems Revenue synergy 700 million yen Cost synergy 500 million yen Five-year Target （Fiscal year 2022） (Note) The number of branches, loan plazas, and ATMs located outside of premises is current as of the end of August 2017. Flexible management of branches/Enhancement of non-face-to-face channels Synergy effect 1.2 billion yen Growth of the banks under the holding company

8. (Reference Information) Overview of the Banks as at end of June 2017(the financial results mentioned below are the results of the period ending September 2017) Company Name The Daisan Bank, Ltd. The Mie Bank, Ltd. Address 510 Kyomachi Matusaka, Mie 7-8 Nishishinchi,Yokkaichi, Mie Position and Name of Representative Hiroshi Iwama, Director and President Mitsunori Watanabe, Director and President Capital JPY 37.4 billion JPY 15.2 billion Date of Incorporation October 20, 1912 November 15, 1895 Number of Issued Shares 18,435,800 Ordinary Shares 6,000,000 Series A Preference Shares 13,483,034 Ordinary Shares　 End of Financial Year March 31 March 31 Number of Employees (non-consolidated) 1,432 1,272 Number of Branches (Including Sub-branches) 98 75 Consolidated Net Assets 115,532 million yen 126,965 million yen Consolidated Total Assets 2,036,472 million yen 2,037,092 million yen Consolidated Ordinary Income 18,455 million yen 17,724 million yen Consolidated Ordinary Profit 3,276 million yen 3,425 million yen Net Income for the Financial Year Attributable to the Parent Company Shareholders 1,934 million yen 2,575 million yen

9. Q&A regarding the business integration Q1 What is a share transfer? Q2 What will happen to the shares of Daisan Bank that I own? A1 A share transfer is when one or two or more companies transfer all of their outstanding shares to the company which they newly establish. We will allot 0.7 ordinary shares of San ju San Financial Group, Inc. (“Holding Company”) per one ordinary share of Daisan Bank to the shareholders of Daisan Bank. A2 By the business integration with the share transfer, Daisan Bank will become a wholly owned subsidiary of the Holding Company. As a result, Daisan Bank will be delisted as of March 28, 2018, instead, the shares of the Holding Company will be automatically allotted according to the share transfer ratio on April 2, 2018 (there are no special procedures for our shareholders) . These shares may continued to be bought on sold on the stock exchange. The last trading day of the shares of Daisan Bank will be March 27, 2018 which is the day before the delisting date. Q3 What will happen to the year-end dividend for the fiscal year ending in March 2018? A3　It will be paid to the shareholders or the registered share pledgees entered or recorded on the register of shareholders of Daisan Bank as of March 31, 2018 by Daisan Bank. Q5　What will happen if there are fractions of less than one whole share due to the share transfer? A5 If there are fractions of less than one whole share, we will pay the amount equivalent to the fraction of less than one whole share to such shareholders according to the provisions of the Company Act and other related laws. We will promptly notify the relevant shareholders as soon as the amount, etc. is determined, on and after the effective date of the share transfer (April 2, 2018). Q4 What should I do if there are shares of less than one unit due to the share transfer? A4 The number of shares constituting one unit of shares of the Holding Company is one hundred (100) shares. If there are shares of less than one unit due to the share transfer, you may request the Holding Company to purchase such shares of less than one unit (to request that the Holding Company purchase any shares of less than one unit that you own). In addition, if the Holding Company owns treasury shares, you may claim for the Holding Company to sell such number of shares which, after the purchase of the treasury shares, shall constitute a unit of shares (100 shares) when aggregated with your currently held shares of less than one unit (to request that the Holding Company sell you sufficient shares to make full one unit) .

9. Q&A regarding the business integration

Q6 What will happen to the shareholder special benefit plan?

A6 With regard to the shareholder special benefit plan of the Holding Company, Daisan Bank and Mie Bank will discuss hereafter, and if the Holding Company will offer such a plan, we will consider that nothing will be disadvantageous to shareholders who come to own shares of less than one unit due to the share transfer. Regarding the shareholder special benefit plan of Daisan Bank of fiscal year 2017, we will continue to offer it to the shareholders who own over 100 shares and are recorded on the register of shareholders as of the end of September, 2017 (handling period: January 4, 2018~June 29, 2018)

Q7 What will happen to transactions with the bank such as deposits?

A7 This business integration will not affect your deposits, etc. We hope to receive your continued patronage in the future.

Contact information

(i) To confirm the number of shares owned by the shareholders and various procedures (address change, designation for transfer of dividends, etc.) , please contact the securities company, etc. where you hold your account.

(ii) For inquiries concerning shares other than above and the method for receiving dividends that you have not yet received, etc., please contact the shareholder registry administrator below.

【Until December 15, 2017】	【On and After December 16, 2017】
Sumitomo Mitsui Trust Bank, Limited	**Japan Securities Agents, Ltd.**
Transfer Agency Department	Agency Department
0120-782-031 (Toll free number)	**0120-707-843** (Toll free number)
Reception time (Weekdays 09:00～17:00)	Reception time (Weekdays 09:00～17:00)

※The shareholder registry administrator will be changed to Japan Securities Agents, Ltd. from December 16, 2017.

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The Daisan Bank, Ltd.

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.